Exhibit 99.1

NEWS RELEASE

NOVAGOLD Culminates Successful 2015 with Filing of Donlin Gold Draft EIS

▶	U.S. Army Corps of Engineers (the "Corps") published the draft Environmental Impact Statement (EIS), signifying achievement of a major milestone toward permitting Donlin Gold
▶	A five-month public comment period has been initiated
▶	NOVAGOLD continues to maintain a solid financial position with cash and term deposits of $127 million as of November 30th, 2015, more than sufficient to complete permitting of Donlin Gold and sustain other planned activities for the Company

January 27, 2016 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (TSX, NYSE-MKT: NG) today released its year-end financial results and project update for its flagship 50%-owned Donlin Gold project in Alaska and its 50%-owned Galore Creek project in British Columbia.

Details of the Company's financial results for the year ended November 30, 2015 are presented in the consolidated financial statements and in the annual report filed on Form 10-K with the SEC that will be available on the Company's website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated and all resource and reserve estimates are shown on a 100% project basis.

In 2015, NOVAGOLD achieved the following:
▶	Reached a major milestone in permitting Donlin Gold:
▶	The Corps published the Donlin Gold draft EIS, initiating a five-month public comment period
▶	Advanced multiple major permits – Section 404, integrated waste and water management permits, reclamation permit
▶	Received State comments on the air quality permit application with targeted permit issuance in 2017
▶	Advanced Galore Creek project design:
▶	Continued optimization of the integrated mining, waste rock and water management concepts
▶	Awarded generalized tunneling practice study to assess access and material handling; phase 1 is already underway
▶	Continued in depth engagement with local communities through outreach in Alaska and British Columbia:
▶	Completed over 30 village visits in the Yukon-Kuskokwim region
▶	Released 4-part Alaska Video Series featuring the vibrant yet harsh realities of life in the remote communities
▶	Funded youth initiatives, delivered safety messages & equipment, donated books and sponsored internships
▶	Participated and volunteered in numerous state-wide and local events, including a children's literacy camp in Northern British Columbia
▶	Maintained strong financial position:
▶	Total spending for our operations and investments in Donlin Gold and Galore Creek was 21% lower than planned
▶	NOVAGOLD ended the year with $127 million in cash and term deposits, sufficient to complete permitting of Donlin Gold, fund activities at Galore Creek and fulfill other current obligations

Page | 1

President's Message

This was a year marked by a number of achievements that required tremendous efforts by all parties involved in the permitting of our flagship asset, the Donlin Gold project. As time passes, this unique and industry-leading development asset has only become more valuable, representing an incredible opportunity for all of NOVAGOLD's stakeholders.  Our most important achievement in 2015 was the publication of the Donlin Gold draft EIS, a major milestone in the permitting process for the project. NOVAGOLD and its joint-venture partner Barrick Gold are particularly gratified with the professionalism of all the parties involved in the process and the level of constructive engagement of the Native Corporations, local communities, various levels of government and non-governmental organizations. We are all working together to achieve an important common goal of permitting this world-class project.

Permitting a major project such as Donlin Gold, within the framework of the National Environmental Policy Act (NEPA), requires collaboration and team spirit from all parties who participate in the process. Now, three years into permitting, with significant and early input by cooperating agencies as well as the public, many issues have been identified and thoroughly considered in the EIS process. The five-month public comment period, which commenced in December, will include public meetings in 15 villages in the Yukon-Kuskokwim region and Anchorage. The Corps will host the public meetings and present an overview of the draft EIS, which considers the potential environmental, social, and economic impacts of the proposed project along with seven alternatives: no action; proposed applicant action; upriver port at Birch Tree crossing; pipeline route alternatives; haul trucks fueled by liquefied natural gas (LNG) versus diesel; diesel pipeline versus natural gas pipeline; and dry stacked tailings. The Corps will accept comments on the draft EIS until the close of the comment period at the end of April and will subsequently review and respond to all the comments in a final EIS, which the Corps' schedule anticipates should be published in 2017. Concurrent with the NEPA analysis, Donlin Gold has been submitting major permit applications to relevant agencies to obtain the more than 100 individual permits required for the project.

Beyond permitting activities at Donlin Gold, NOVAGOLD and Barrick remain aligned and committed to also evaluating alternatives to reduce initial owner capital through third-party owner-operator agreements and optimized development scenarios that would increase the project's value and reduce execution risk. With respect to owner-operator agreements, a Request for Expression of Interest (RFEOI) for third-party participation in the natural gas pipeline was issued to potential candidates in 2015. As anticipated, responses came from experienced and responsible bidders. Capital costs matter to both partners who are on record stating that they will not be proceeding with construction without ensuring that the project provides the owners with an attractive rate of return, which, in turn, will largely depend on the price of gold. On that note, our corporate view on the gold price is bullish and predicated rationally on the declining supply and increasing demand for gold. This outlook was further supported by a recent report published by Jeffrey Christian, who is the Managing Partner at CPM Group, where he states that the gold outlook largely depends on two important factors: on the demand side, investor (including central bank) demand and on the supply side, mine production. Based on CPM's assessment of the fundamentals, over the longer-term he sees rising private and central bank demand and a sharp decline in gold production around the world. Such a gold-price environment, coupled with recent dramatic reductions in the cost of energy and other commodities that comprise the individual components of the total capital and operating costs for Donlin Gold, could in our view, give a huge boost to its overall project economics at just about the perfect time. We plan on updating the economic study on Donlin Gold as we get closer to securing permits for Donlin Gold.

Relationship-building with our local partners is the foundation for the successful advancement of our projects.  The alignment we enjoy on many fronts did not happen by chance. Through our 2015 outreach program in Alaska, approximately 60 project updates to villages in the Yukon-Kuskokwim region, trade organizations as well as State and Federal elected officials were completed. Workforce development is another key element of our outreach initiative; increasing awareness of potential job opportunities for residents and stimulating early career development efforts. NOVAGOLD's collaboration with its Native Corporation and First Nations partners in Alaska and British Columbia, respectively, as well as local communities, has very deep roots. Our tenure in these jurisdictions is sufficiently time-tested, enabling all parties to have common objectives and share the same vision. These stakeholders view Donlin Gold and Galore Creek as promising future profitable businesses capable of providing much needed socio-economic benefits to all parties who share in the success of these projects.

Page | 2

At Galore Creek, with our partner Teck, we have advanced project design by gathering additional information to complement earlier work to optimize integrated mining, waste rock and water management conceptual designs. Additionally, we have initiated a generalized tunneling study to assess access and material handling. In 2015 we continued with local outreach efforts in Northern British Columbia, where Galore Creek and NOVAGOLD sponsored local fundraising events and supported the Tahltan literacy camps. Galore Creek also awarded ten bursaries to Tahltan members pursuing post-secondary education in Canada based the following criteria: academic achievement, community involvement, as well as educational and career goals.

Over the past four-year period, we have been careful stewards of the Company's financial resources. Our total expenditures of $39 million in 2015 were $6 million lower than planned. Given our current cash and term deposits of $127 million as of November 30, 2015 and anticipated spending of approximately $25 million in 2016, NOVAGOLD is expected to end 2016 with sufficient financial resources to complete permitting of Donlin Gold and conduct necessary activities at Galore Creek.

NOVAGOLD and its team see unprecedented opportunity in the years ahead as we continue to advance Donlin Gold. It is a one-of-a-kind asset with all the key attributes you could wish for in a mining project - size, quality, longevity, exceptional exploration potential, great partnerships and the jurisdictional appeal of being located in the United States. With 39 million ounces of gold in the Measured and Indicated resource categories, grading 2.2 grams of gold per tonne (more than twice the grade of a typical project in our sector), and anticipated annual gold production greater than one million ounces per year over a 27-year mine life and multiple exploration targets along the 8-kilometer gold-bearing mineralized trend, Donlin Gold simply has no peer in the gold industry. There is no doubt that the development of a major mine such as Donlin Gold represents a significant permitting, technical, logistical and financial challenge, but I am confident that the hard work, determination, conviction and patience of our experienced team will be rewarded.
We feel privileged to have a portfolio of high-quality, company-making assets such as Donlin Gold and Galore Creek. More importantly, we enjoy strong relationships with the Native Corporations, Calista and TKC, in Alaska, and with the Tahltan First Nation in British Columbia.  We also appreciate the support of various government and non-government agencies. As always, we thank our shareholders for their faith in the future of this great company and, last but not least, we express our gratitude to a very dedicated Board of Directors for providing us with valuable guidance as NOVAGOLD continues to advance two exceptional projects up the value chain.

Financial Results

For the year ended November 30, 2015, NOVAGOLD reported a decrease in loss from operations of $6.3 million from $38.0 million in 2014 to $31.7 million in 2015. The decrease resulted from lower general and administrative expense and lower losses from equity investments in the Donlin Gold and Galore Creek projects. General and administrative expense decreased $2.2 million, primarily due to lower professional fees and favorable foreign exchange translation of expenses incurred in Canadian dollars. Our share of losses at the Donlin Gold project decreased by $3.0 million, as 2015 activities continued to focus primarily on permitting. At the Galore Creek project, our share of losses decreased by $1.5 million due to reduced activity and a gain on the sale of surplus equipment. Evaluation expense includes $0.4 million for the Company's share of the Donlin Gold project joint studies with Barrick.
Net loss decreased from $40.5 million ($0.13 per share – basic and diluted) in 2014 to $32.0 million ($0.10 per share – basic and diluted) in 2015. The decrease resulted primarily from the $6.3 million reduction in the loss from operations in 2015 compared to 2014. Interest expense decreased by $1.7 million primarily due to the repayment of the remaining $15.8 million of convertible notes in 2015.

Page | 3

in thousands of U.S. dollars, except for per share amounts

	Year ended November 30, 2015 $	Year ended November 30, 2014 $
General and administrative expense	19,887	22,046
Share of losses – Donlin Gold	11,016	13,985
Share of losses – Galore Creek Evaluation	392 366	1,941 -
Depreciation	35	36
Total operating expenses	31,696	38,008

Loss from operations	(31,696)	(38,008)
Other income (expense)	(103)	(2,213)

Income (loss) for the period	(31,952)	(40,484)
Income (loss) per share, basic and diluted	(0.10)	(0.13)

Cash and term deposits	126,731	165,325
Total assets	433,584	524,546
Total liabilities	104,288	119,430
Liquidity and Capital Resources
During 2015, cash and cash equivalents decreased by $28.6 million and term deposits decreased by $10.0 million. The total decrease in cash and term deposits of $38.6 million was primarily related to the $15.8 million repayment of the remaining convertible notes, $11.4 million used in operating activities for administrative costs and interest payments and $11.0 million to fund our share of the Donlin Gold and Galore Creek projects.

2016 Outlook

In 2016, we expect to spend approximately $25 million, including $9 million to fund our share of expenditures at the Donlin Gold project, $1 million at the Galore Creek project, $1 million for our share of joint Donlin Gold studies with Barrick, $12 million for general and administrative costs and $2 million for working capital and other corporate purposes.

Looking at the year ahead, NOVAGOLD will continue to focus on five key areas: to advance the Donlin Gold project toward a construction/production decision; advance Galore Creek mine planning and project design; maintain a healthy balance sheet; maintain an effective corporate social responsibility program; and evaluate opportunities to monetize the value of Galore Creek.
Conference Call & Webcast Details
The conference call and webcast to discuss these results will take place January 28, 2016 at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Webcast: North American callers: International callers: Conference ID:	www.novagold.com 1-866-426-5215 1-704-908-0398 21642231

The webcast will be archived on NOVAGOLD's website for one year. For a transcript of the call please email info@novagold.com.

Page | 4

About NOVAGOLD
NOVAGOLD is a well-financed precious metals company engaged in the exploration and development of mineral properties in North America. Its flagship asset is the 50%-owned Donlin Gold project in Alaska, one of the safest jurisdictions in the world. With approximately 39 million ounces of gold in the measured and indicated resource categories (541 million tonnes at an average grade of approximately 2.2 grams per tonne), Donlin Gold is regarded to be one of the largest, highest grade, and most prospective known gold deposits in the world. According to the Second Updated Feasibility Study (as defined below), once in production, Donlin Gold should average approximately 1.5 million ounces of gold per year for the first five full years, followed by decades of more than one million ounces per year on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint which currently covers only three kilometers of an approximately eight-kilometer long gold-bearing trend. Current activities at Donlin Gold are focused on permitting, community outreach and workforce development in preparation for the construction and operation of this top tier asset. The Donlin Gold project commenced permitting in 2012, a clearly defined process expected to take approximately five years.  NOVAGOLD also owns 50% of the Galore Creek copper-gold-silver project located in northern British Columbia. According to the 2011 Pre-Feasibility Study (as defined below), once in production, Galore Creek is expected to be the largest copper mine in Canada, a tier-one jurisdiction. NOVAGOLD is currently evaluating opportunities to sell all or a portion of its interest in Galore Creek and would apply the proceeds toward the development of Donlin Gold. NOVAGOLD is well positioned to stay the course and take Donlin Gold through permitting.

Scientific and Technical Information
Scientific and technical information contained herein with respect to Donlin Gold is derived from the "Donlin Creek Gold Project Alaska, USA NI 43-101 Technical Report on Second Updated Feasibility Study" compiled by AMEC with an effective date of November 18, 2011, as amended January 20, 2012  (the "Second Updated Feasibility Study").  Kirk Hanson, P.E., Technical Director, Open Pit Mining, North America, (AMEC, Reno), and Gordon Seibel, R.M. SME, Principal Geologist, (AMEC, Reno) are the Qualified Persons responsible for the preparation of the independent technical report, each of whom are independent "qualified persons" as defined by NI 43-101.
Certain scientific and technical information contained herein with respect to Galore Creek is derived from the technical report entitled "Galore Creek Project British Columbia NI 43-101 Technical Report on Pre-Feasibility Study" dated effective July 27, 2011 (the "2011 Pre-Feasibility Study"). The Qualified Persons responsible for the preparation of the independent technical report are Greg Kulla, P. Geo., Principal Geologist (AMEC Americas Limited), and Jay Melnyk, P. Eng. (AMEC Americas Limited), each of whom are independent "qualified persons" as defined by NI 43-101.

NOVAGOLD Contacts:
Mélanie Hennessey
 Vice President, Corporate Communications
Erin O'Toole
 Analyst, Investor Relations
604-669-6227 or 1-866-669-6227
Page | 5

Cautionary Note Regarding Forward-Looking Statements
This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein including, without limitation, the timing of permitting and potential development of Donlin Gold, statements relating to NOVAGOLD's future operating and financial performance, outlook, and the potential sale of all or part of NOVAGOLD's interest in Galore Creek are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. These forward-looking statements may include statements regarding the 2016 outlook; perceived merit of properties; anticipated permitting timeframes; exploration results and budgets; mineral reserve and resource estimates; work programs; capital expenditures; timelines; strategic plans; completion of transactions; market prices for precious and base metals; or other statements that are not statements of fact. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NOVAGOLD's expectations include the uncertainties involving the need to obtain permits and governmental approvals; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for continued cooperation with Barrick Gold Corporation and Teck Resources Limited for the continued exploration and development of the Donlin Gold and Galore Creek properties, respectively; the need for cooperation of government agencies and native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; and other risk and uncertainties disclosed in NOVAGOLD's Annual Report filed on Form 10-K for the year-ended November 30, 2015 with the United States Securities and Exchange Commission, Canadian securities regulators, and in other NOVAGOLD reports and documents filed with applicable securities regulatory authorities from time to time. NOVAGOLD's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.
Cautionary Note to United States Investors
This press release has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this press release have been prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI 43-101") and the Canadian Institute of Mining, Metallurgy and Petroleum (CIM)—CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended ("CIM Definition Standards"). NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (SEC), and resource and reserve information contained herein may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term "resource" does not equate to the term "reserves". Under U.S. standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC's disclosure standards normally do not permit the inclusion of information concerning "measured mineral resources", "indicated mineral resources" or "inferred mineral resources" or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves" by U.S. standards in documents filed with the SEC. Investors are cautioned not to assume that all or any part of "measured" or "indicated resources" will ever be converted into "reserves". Investors should also understand that "inferred mineral resources" have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of the "inferred resources" will ever be upgraded to "indicated resource", "measured resource", or "mineral reserve" status. Under Canadian rules, estimated "inferred mineral resources" may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an "inferred mineral resource" exists or is economically or legally mineable. Disclosure of "contained ounces" in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves" by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves" are also not the same as those of the SEC, and reserves reported by NOVAGOLD in compliance with NI 43-101 may not qualify as "reserves" under SEC standards. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with U.S. standards.

Page | 6